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                                            Contact:  Peter van Oppen
                                                      (206) 882-3100  Ext. 110
                                                      Chuck Stonecipher
                                                      (206) 881-8004  Ext. 430
                                   Internet address:  invest@INTP.com



                 INTERPOINT TO SPIN OFF ADIC DATA STORAGE UNIT,

                 REMAINING BUSINESS TO BE ACQUIRED BY CRANE CO.


                          SHAREHOLDERS TO RECEIVE STOCK

                              OF ADIC AND CRANE CO.

REDMOND, WASHINGTON -- July 1, 1996 -- INTERPOINT CORPORATION (NASDAQ/NMS Symbol:INTP) today announced that it intends to spin off its Advanced Digital Information Corporation (ADIC) data storage subsidiary as a separate Nasdaq-listed company, the shares of which will be distributed to Interpoint shareholders. Interpoint also announced that it has signed a definitive merger agreement with Crane Co. (NYSE:CR) of Stamford, CT, whereby Crane will acquire the non-ADIC business of Interpoint Corporation in a stock transaction for $59 million, payable in Crane stock and assumed debt. The acquisition is expected to close immediately following the spin off of ADIC.

As a result of the proposed spinoff and merger, for each share of Interpoint stock held (after giving effect to Interpoint's recent 2-for-1 stock split), it is anticipated that Interpoint shareholders will receive one share of ADIC, together with shares of Crane Co. having a value of approximately $4.00 on the date the transactions are completed. The number of Crane shares to be issued in the merger will be based on the average trading price of the Crane Co. stock for the ten trading days prior to the closing. The expected value of the Crane shares to be issued in the merger is based on Interpoint's anticipated debt levels at the closing and could be more or less than such amount depending upon actual debt levels. Upon the completion of the spinoff, ADIC is expected to be debt free and to have adequate financing available to fund its ongoing business.
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                                     (MORE)

All forward-looking statements made by the Company involve risks and uncertainties, including technical and competitive factors, which could cause results to differ materially. Such risks are detailed in Interpoint's report on Form 10Q filed with the SEC.






ADIC is among the world's leading producers of automated tape data libraries using DLT and 4mm DAT tape technologies. For the most recent quarter ended April 30, ADIC reported sales of $13.8 million, an increase of 106 percent as compared to the same period last year. Earnings from ADIC sales represented approximately one-half of the $1.5 million total Interpoint earnings for the period.

The merger is subject to approval of the Interpoint shareholders and the satisfaction of customary conditions. A proxy statement/prospectus describing the merger is expected to be mailed to all Interpoint shareholders within approximately 60 days. The transactions are expected to close in late September, 1996.

Headquartered in Redmond, Washington, INTERPOINT CORPORATION is a leader in the production of specialized data storage products and microelectronic components. Automated tape data libraries for network and workstation markets are manufactured by its Advanced Digital Information Corporation (ADIC) subsidiary while the components unit makes high-density DC-to-DC power supplies as well as custom medical and aerospace microelectronics. Production facilities are located in Redmond and Kaohsiung, Taiwan with sales offices at various sites in the United States, the United Kingdom, France and Germany.

All forward-looking statements made by the Company involve risks and uncertainties, including technical and competitive factors, which could cause results to differ materially. Such risks are detailed in Interpoint's report on Form 10Q filed with the SEC.

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